Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MWI VETERINARY SUPPLY, INC.

Adopted: August 8, 2005
Amended: February 7, 2007

ARTICLE ONE

The name of the corporation is MWI Veterinary Supply, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A.                                   AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 41,000,000 shares, divided into two classes consisting of 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and 40,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

B.                                     PREFERRED STOCK

1.                                       The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Amended and Restated Certificate of Incorporation including, but not limited to, determination of any of the following:

(a)                                  the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except where otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board of Directors;

(b)                                 the dividend rate and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c)                                  the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d)                                 whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)                                  whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f)                                    the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g)                                 whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(h)                                 whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

(i)                                     any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

2.                                       Dividends.  Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

3.                                       Preference on Liquidation.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock.  If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock.  Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

4.                                       Redemption.  The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed in the applicable Preferred Stock Certificate of Designation for such series.

5.                                       Voting Rights.  Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors in the applicable Preferred Stock Certificate of Designation as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

C.                                     COMMON STOCK

Except as otherwise provided in this Section C or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.  The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

1.                                       Voting Rights.  Except as otherwise provided in this Section C or as otherwise required by applicable law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.  No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

2.                                       Dividends.  As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

3.                                       Liquidation.  The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock as a result of the liquidation, dissolution or winding up of the Corporation.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation without the assent or vote of the stockholders of the Corporation.  The stockholders may, at any annual or special meeting of the stockholders of the Corporation, duly called and upon proper notice thereof, make, alter, amend or repeal the Bylaws by the affirmative vote by the holders of not less than 66-2/3% of the shares of stock entitled to vote generally in the election of directors.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

The corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification.  The corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.  For purposes of this Article Seven, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to another corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article Seven, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article Seven in respect of any matter occurring, or any cause of action, suit or claim that, but for this repeal or adoption of an inconsistent provision.

ARTICLE EIGHT

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

ARTICLE NINE

No stockholder of the Corporation shall have any preemptive or preferential right, nor be entitled to such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Corporation of any class or series, whether issued for cash or for consideration other than cash, or of any issue of securities convertible into stock of the Corporation.

ARTICLE TEN

The number of directors of the Corporation shall be fixed from time to time in the Bylaws or any amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE ELEVEN

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation; provided, however, that any amendment or repeal of Articles Five, Seven, Eight, Nine, Ten and Twelve, shall not be amended, altered or repealed without the affirmative vote of the holders of not less than 66-2/3 % of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.